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                                  EXHIBIT 11.1

                      POPE & TALBOT, INC. AND SUBSIDIARIES
                    Statement Showing Calculation of Average
                     Common Shares Outstanding and Earnings
                            Per Average Common Share
                  Years Ended December 31, 1994, 1993 and 1992


                                                        1994(1)               1993                  1992
                                                     -----------          -----------           -----------
Weighted average number of
  common shares outstanding                           13,109,640           11,685,313            11,608,608

Weighted average of common stock
  equivalent shares attributable
  to convertible debentures                              249,258            1,542,020             1,542,020

Application of the "treasury stock"
  method to the stock option plan                        108,755              264,323                13,938
                                                     -----------          -----------           -----------
         Total common and common
           equivalent shares,
           assuming full dilution                     13,467,653           13,491,656            13,164,566
                                                     ===========          ===========           ===========

Net income (loss)                                    $15,897,000          $21,013,000           $(2,252,000)

Add:  interest on convertible
      debentures, net of
      applicable income taxes                            244,000            1,464,000             2,184,000
                                                     -----------          -----------           -----------

Net income (loss), assuming
  full dilution                                      $16,141,000          $22,477,000           $   (68,000)
                                                     ===========          ===========           ===========

Net income (loss) per common share,
  assuming full dilution(2)                          $      1.20          $      1.67           $      (.19)
                                                     ===========          ===========           ===========


(1) The 1994 calculation reflects the February 1994 month-end conversion of convertible debentures to 1.5 million shares of common stock.

(2) In accordance with generally accepted accounting principles, fully-diluted earnings per share may not exceed primary earnings per share. As such, the 1992 fully-diluted earnings per share amount equals the primary earnings per share amount.

The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.